United Security Bancshares reports 2nd quarter profits of $3.4 million

FRESNO, CA - July 18, 2018. United Security Bancshares (Nasdaq: UBFO), today announced its unaudited financial results for the quarter ended June 30, 2018. The Company reported consolidated net income of $3,392,000, or $0.20 per basic and diluted common share, for the quarter ended June 30, 2018, as compared to $2,492,000, or $0.15 per basic and diluted common share, for the quarter ended June 30, 2017. The Company recognized net income of $6,549,000 for the six months ended June 30, 2018, an increase of 54% compared to the net income of $4,263,000 recognized for the six months ended June 30, 2017. Basic and diluted earnings per share increased to $0.39 for the six months ended June 30, 2018, as compared to $0.25 for the six months ended June 30, 2017.

Second Quarter 2018 Highlights (at or for the quarter ended June 30, 2018, except where noted)

▪	Net interest income after provision for credit losses increased to $8,913,000 compared to $7,724,000 for the quarter ended June 30, 2017, and increased from $8,515,000 in the preceding quarter.

▪	Net interest margin decreased to 4.03% from 4.25% for the quarter ended June 30, 2017.

▪	Net recoveries totaled $445,000, compared to net recoveries of $110,000 for the quarter ended June 30, 2017.

▪	Capital positions remain strong with a 13.04% Tier 1 Leverage Ratio, a 15.68% Common Equity Tier 1 Ratio; a 17.18% Tier 1 Risk-Based Capital Ratio; and a 18.42% Total Risk-Based Capital Ratio.

▪	Annualized return on average assets ("ROAA") was 1.58%, compared to 1.26% for the quarter ended June 30, 2017.

▪	Annualized return on average equity ("ROAE") was 12.95%, compared to 10.06% for the quarter ended June 30, 2017.

▪	Total loans decreased to $574,351,000, compared to $602,390,000 at December 31, 2017.

▪	Other real estate owned balances remained at $5,745,000 at June 30, 2018 when compared to $5,745,000, at December 31, 2017.

▪	The allowance for credit losses as a percentage of gross loans decreased to 1.47%, compared to 1.54% at December 31, 2017.

▪	Total deposits increased to $756,963,000, compared to $687,693,000 at December 31, 2017.

▪	Book value per share increased to $6.23, compared to $6.00 at December 31, 2017.

Dennis Woods, President and Chief Executive Officer, stated: "We are once again pleased to report strong earnings this quarter. While there was a loss on fair value of our trust preferred securities, included in the Company's earnings is a recovery of provision for credit loss due to reductions in required reserves for impaired credits and recoveries of previously charged-off credits. We continue to expect growth in core earnings as we continue to see a benefit from the lower tax rate, and increases in interest income. The Company realized $1,031,000 in savings on tax expense for the six months ended June 30, 2018 as a result of the lower tax rate. We fully expect this success will continue to be reflected in our results throughout 2018."

In an attempt to remain consistent with prior periods, provided at the end of this Press Release is a reconciliation of Core Income, as a non-GAAP measure to Net Income. This reconciliation continues to exclude Non-Core items such as the Fair Value Adjustment for Trust Preferred Securities (“TRUPS”), recovery of provision for credit loss, and gain on sale of other real estate owned ("OREO"). As such net income would have been $6,085,000 for the six months ended June 30, 2018, an increase of approximately 37% compared to net income of $4,451,000 for the same period in 2017. Management believes that our financial results are more comparative excluding the impact of such non-core items.

Results of Operations

Annualized ROAE for the six months ended June 30, 2018 was 12.69%, compared to 8.72% for the six months ended June 30, 2017. ROAA was 1.57% for the six months ended June 30, 2018, compared to 1.09% for the six months ended June 30, 2017. ROAE for the quarter ended June 30, 2018 was 12.95% compared to 10.06% for the same period in 2017. ROAA was 1.58% for the quarter ended June 30, 2018, compared to 1.26% for the same period in 2017. The average cost of deposits was 0.30% for the quarter ended June 30, 2018, and 0.22% for the quarter ended June 30, 2017. The increase in the cost of deposits is attributed to increases in rates paid on time deposits and money market accounts.

Net interest income after the provision for credit losses for the six months ended June 30, 2018 totaled $17,428,000, an increase of $2,497,000, or 16.72%, from $14,931,000 for the same period ended June 30, 2017. The Company's net interest margin increased from 4.17% for the six months ended June 30, 2017 to 4.26% for the six months ended June 30, 2018. The 9 basis point increase in net interest margin in the period-to-period comparison was the result of higher yields on both the loan portfolio and overnight deposits, partially offset by increasing cost of deposits. The yield on loans increased from 5.33% for the six months ended June 30, 2017 to 5.36% for the six months ended June 30, 2018. The increase in net interest income on a year-over-year comparison is the result of higher interest rates and growth of the loan portfolio. Net interest income after the provision for credit losses for the quarter ended June 30, 2018 totaled $8,913,000, an increase of $1,189,000 or 15.39% from the net interest income of $7,724,000 for the same period ended June 30, 2017.

Non-interest income for the six months ended June 30, 2018 totaled $2,092,000, reflecting an increase of $117,000 from $1,975,000 in non-interest income reported for the six months ended June 30, 2017. Customer service fees, which represent the largest portion of the Company's non-interest income, totaled $1,971,000 and $1,938,000 for the years ended June 30, 2018 and 2017, respectively. On a year-over-year comparative basis, non-interest income increased primarily due to gains on the death benefit proceeds of bank-owned life insurance of $171,000 which was offset by the change in the fair value of financial liability caused by fluctuations in the LIBOR yield curve. The Company recorded a $661,000 loss on the fair value of financial liability for the six months ended June 30, 2018, compared to a $601,000 loss for the same period ended June 30, 2017.

On January 1, 2018, the Company adopted ASU 2016-01, requiring the Company to present separately in other comprehensive income the portion of change in fair value of the financial liability resulting from a change in the instrument-specific credit risk. As of June 30, 2018, the Company has recognized a change of $367,000 on the fair value of this financial liability, of which a $661,000 loss was attributed to fluctuations in the LIBOR yield curve, and recorded in earnings, and a $294,000 gain was attributed to changes in credit risk and presented in other comprehensive income.

Non-interest income for the quarter ended June 30, 2018 totaled $1,169,000, reflecting an increase of $103,000 from the $1,066,000 in non-interest income reported for the quarter ended June 30, 2017. The additional income in the period was primarily due to recording only a $192,000 loss on the fair value option of financial liability for the quarter ended June 30, 2018, as compared to a $264,000 loss for the same period ended 2017. The change in the fair value of financial liability was primarily caused by fluctuations in the LIBOR yield curve. Customer service fees totaled $1,020,000 for the quarter ended June 30, 2018, as compared to $997,000 for the quarter ended June 30, 2017.

For the six months ended June 30, 2018, non-interest expense totaled $10,318,000, a increase of $520,000 compared to $9,798,000 for the six months ended June 30, 2017. On a year-over-year comparative basis, non-interest expense increased primarily due to increases of $400,000 in salary and employee benefits, $377,000 in OREO expenses, and $127,000 in professional fees, partially offset by a decrease of $108,000 in regulatory fees and a decrease of $110,000 on tax credit partnership expense. The change in other non-interest expenses of $297,000 reflects a $121,000 decrease in the cost of workman's compensation insurance expense.

Non-interest expense totaled $5,317,000 for the quarter ended June 30, 2018, an increase of $710,000 as compared to $4,607,000 reported for the quarter ended June 30, 2017. On a quarter-over-quarter comparative basis, non-interest expense increased primarily due to increases in salary and employee benefits, occupancy expense, and net cost on operation of OREO, partially offset by decreases in regulatory assessments. Non-interest expense for the quarter ended June 30, 2017 includes a $336,000 gain on sale of OREO. The increase in salary and employee benefits was primarily due to the increased employee salary expense and compensation expense related to equity awards.

Balance Sheet Review

Total assets increased $73,632,000, or 9.14%, for the six months ended June 30, 2018 due primarily to increases of $88,492,000 in overnight funds held at the Federal Reserve. This increase is partially the reflection of an increase of $69,270,000 in deposits. Loan balances decreased by $27,355,000 during 2018 and investment securities increased by $14,661,000. The reduction in loan balances is primarily attributed to the payoff of a large relationship. The Company continues to review multiple loan purchase opportunities, on a flow basis, and recently executed a $30,000,000 letter of intent to purchase SBA loans.

Total deposits increased $69,270,000, or 10.07%, to $756,963,000 during the six months ended June 30, 2018. This increase was due to increases of $92,913,000 in NOW, money market, and savings accounts, and $1,970,000 in time deposits, offset by a decrease of $25,613,000 in noninterest bearing deposits. Interest bearing deposits and savings accounts increased 29.44% to $408,475,000 at June 30, 2018, compared to $315,562,000 at December 31, 2017. Noninterest bearing deposits decreased 8.33% to $281,686,000 at June 30, 2018, compared to $307,299,000 at December 31, 2017. As a result of the large increase in NOW, money market, and saving accounts, net core deposits increased $67,300,000.

Shareholders’ equity at June 30, 2018 was $105,216,000, up $3,864,000 from shareholders’ equity of $101,352,000 at December 31, 2017. The increase in equity was a result of net earnings for the period, partially offset by cash dividends.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.09 per share on June 26, 2018. The dividend is payable on July 19, 2018, to shareholders of record as of July 9, 2018. The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.09 per share on March 27, 2018. The dividend was payable on April 19, 2018, to shareholders of record as of April 9, 2018 No assurances can be provided that future dividends will be declared and/or as to the timing of such future dividends, if any.

Credit Quality

The Company has recorded a recovery of provision for credit losses of $1,325,000 for the six months ended June 30, 2018, compared to a recovery of provision of $31,000 for the six months ended June 30, 2017. Net loan recoveries totaled $483,000 for the six months ended June 30, 2018, as compared to net recoveries of $136,000 for the six months ended June 30, 2017. The Company recorded a recovery of provision for credit loss of $1,136,000 for the quarter ended June 30, 2018, compared to a recovery of provision for credit losses of $52,000 for the quarter ended June 30, 2017. The recovery of provision for the quarter ended June 30, 2018 is the result of loan recoveries, a decline in loan balances, and improvement in historical loss factors. Net loan recoveries totaled $445,000 for the quarter ended June 30, 2018, as compared to net loan recoveries of $110,000 for the quarter ended June 30, 2017.

The Company's allowance for loan loss totaled 1.47% of the loan portfolio at June 30, 2018, compared to 1.54% at December 31, 2017. In determining the adequacy of the allowance for loan losses, the judgment of the Company's management is a significant factor. Management considers the allowance for credit losses at June 30, 2018 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, increased approximately $4,667,000 between December 31, 2017 and June 30, 2018 to $22,277,000. Nonperforming assets as a percentage of total assets increased from 2.19% at December 31, 2017 to 2.53% at June 30, 2018. The increase in nonperforming assets is mainly attributed to increases in nonaccrual loans. Nonaccrual loans increased $6,906,000 between December 31, 2017 and June 30, 2018 to $12,202,000. The increase in nonaccrual loans is isolated to one borrower, which is well-secured by real estate collateral. OREO totaled $5,745,000 at June 30, 2018 and December 31, 2017. Additionally there has been an increase in impaired loans which totaled $19,696,000 at June 30, 2018 and $14,790,000 at December 31, 2017, an increase of $4,906,000.

About United Security Bancshares
United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 11 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, Consumer Lending, and Financial Services departments. For more information, please visit www.unitedsecuritybank.com.

NON-GAAP FINANCIAL MEASURES
This press release and the accompanying financial tables contain a non-GAAP financial measure (Net Income before Non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial tables, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company's operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income (loss) as an indicator of the Company's operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the written regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California’s budget issues, including the effect on Federal spending due to sequestration required by the Budget Control Act of 2011. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on the Company's specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect the Company's performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and particularly the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations." Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30, 2018	December 31, 2017
Assets
Cash and non-interest-bearing deposits in other banks	$29,939	$35,237
Cash and due from Federal Reserve Bank	161,189	72,697
Cash and cash equivalents	191,128	107,934
Investment securities available for sale (at fair value)	56,724	41,985
Marketable equity	3,659	3,737
Investment securities	60,383	45,722
Loans and leases, net of unearned fees	574,351	602,390
Less: Allowance for credit losses	(8,425)	(9,267)
Net loans	565,926	593,123
Premises and equipment - net	10,041	10,165
Other real estate owned	5,745	5,745
Goodwill and intangible assets	4,488	4,488
Cash surrender value of life insurance	19,803	19,752
Deferred income tax asset - net	2,616	2,389
Accrued interest receivable	8,392	6,526
Investment in limited partnerships	1,592	1,601
Other assets	9,354	8,391
Total assets	$879,468	$805,836

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing demand deposits	$281,686	$307,299
Money market, NOW, and savings	408,475	315,562
Time	66,802	64,832
Total deposits	756,963	687,693
Accrued interest payable	43	44
Other liabilities	7,121	7,017
Junior subordinated debentures (at fair value)	10,125	9,730
Total liabilities	774,252	704,484

Shareholders' equity
Common stock, no par value 20,000,000 shares authorized, 16,901,618 issued and outstanding at June 30, 2018, and 16,885,615 at December 31, 2017	58,309	57,880
Retained earnings	46,025	44,182
Accumulated other comprehensive income (loss)	882	(710)
Total shareholders' equity	105,216	101,352
Total liabilities and shareholders' equity	$879,468	$805,836

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Interest income:
Interest and fees on loans	$7,491	$7,579	$15,717	$14,804
Interest on investment securities	265	229	457	453
Interest on deposits in FRB	680	301	1,065	484
Interest on deposits in other banks	—	1	—	2
Total interest income	8,436	8,110	17,239	15,743

Interest expense:
Interest on deposits	550	364	937	700
Interest on other borrowed funds	109	74	199	143
Total interest expense	659	438	1,136	843
Net interest income	7,777	7,672	16,103	14,900
Recovery of provision for Credit Losses	(1,136)	(52)	(1,325)	(31)
Net interest income after recovery of provision for credit losses	8,913	7,724	17,428	14,931

Non-interest income:
Customer service fees	1,020	997	1,971	1,938
Increase in cash surrender value of bank-owned life insurance	132	134	257	266
Loss on marketable equity securities	(18)	—	(78)	—
Loss on fair value of financial liability	(192)	(264)	(661)	(601)
Gain on death benefit proceeds from bank-owned life insurance	—	—	171	—
Other non-interest income	198	199	403	372
Total non-interest income	1,169	1,066	2,092	1,975

Non-interest expense:
Salaries and employee benefits	3,010	2,586	5,971	5,571
Occupancy expense	1,117	1,043	2,135	2,058
Data processing	38	25	90	52
Professional fees	391	345	727	600
Regulatory assessments	78	133	161	269
Director fees	81	75	162	143
Correspondent bank service charges	17	19	34	37
Loss on California tax credit partnership	5	10	9	119
Net cost (gain) on operation and sale of OREO	49	(309)	100	(277)
Other non-interest expense	531	680	929	1,226
Total non-interest expense	5,317	4,607	10,318	9,798

Income before income tax provision	4,765	4,183	9,202	7,108
Provision for income taxes	1,373	1,691	2,653	2,845
Net income	$3,392	$2,492	$6,549	$4,263

Basic earnings per common share	$0.20	$0.15	$0.39	$0.25
Diluted earnings per common share	$0.20	$0.15	$0.39	$0.25
Weighted average basic shares for EPS	16,901,618	16,875,190	16,901,618	16,875,134
Weighted average diluted shares for EPS	16,958,932	16,894,227	16,942,394	16,891,784

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Average Balances:
Loans (1)	$576,670	$554,553	$590,905	$560,282
Investment securities – taxable	49,752	54,505	47,381	55,541
Interest-bearing deposits in other banks	—	651	—	651
Interest-bearing deposits in FRB	148,441	113,981	124,215	102,898
Total interest-earning assets	774,863	723,690	762,501	719,372
Allowance for credit losses	(9,291)	(9,021)	(9,364)	(8,973)
Cash and due from banks	27,067	20,872	26,906	20,894
Other real estate owned	5,683	6,041	5,745	6,255
Other non-earning assets	53,944	51,925	53,855	51,093
Total average assets	852,266	793,507	839,643	788,641

Interest bearing deposits	442,797	400,245	422,008	402,831
Junior subordinated debentures	9,493	9,139	9,641	8,969
Total interest-bearing liabilities	452,290	409,384	431,649	411,800
Non-interest-bearing deposits	290,490	278,457	297,712	271,230
Other liabilities	5,485	6,317	6,199	7,035
Total liabilities	748,265	694,158	735,560	690,065
Total equity	104,001	99,349	104,083	98,576
Total liabilities and equity	$852,266	$793,507	$839,643	$788,641

Average Rates:
Loans (1)	5.21%	5.48%	5.36%	5.33%
Investment securities- taxable	2.14%	1.69%	1.95%	1.64%
Interest-bearing deposits in other banks	—%	0.62%	—%	0.62%
Interest-bearing deposits in FRB	1.84%	1.06%	1.73%	0.95%
Earning assets	4.37%	4.49%	4.56%	4.41%
Interest bearing deposits	0.50%	0.36%	0.45%	0.35%
Junior subordinated debentures	4.61%	3.25%	4.16%	3.22%
Total interest-bearing liabilities	0.58%	0.43%	0.53%	0.41%
Net interest margin	4.03%	4.25%	4.26%	4.17%

(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.

United Security Bancshares
Nonperforming Assets (unaudited)
(dollars in thousands)
	June 30, 2018	December 31, 2017	June 30, 2017
Commercial and industrial	$—	$212	$561
Real estate - mortgage	438	742	473
RE construction & development	11,764	4,342	4,474
Installment/other	—	—	—
Total nonaccrual loans	$12,202	$5,296	$5,508

Loans past due 90 days and still accruing	67	485	87
Restructured loans	4,263	6,084	6,471
Total nonperforming loans	$16,532	$11,865	$12,066
Other real estate owned	5,745	5,745	5,745
Total nonperforming assets	$22,277	$17,610	$17,811

Nonperforming assets to total gross loans	3.88%	2.92%	3.13%
Nonperforming assets to total assets	2.53%	2.19%	2.28%
Allowance for loan losses to nonperforming loans	50.96%	78.10%	74.65%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Return on average assets	1.58%	1.26%	1.57%	1.09%
Return on average equity	12.95%	10.06%	12.69%	8.72%
Net recoveries to average loans	(0.31)%	(0.08)%	(0.16)%	(0.05)%

	June 30, 2018	December 31, 2017
Shares outstanding - period end	16,901,618	16,885,615
Book value per share	$6.23	$6.00
Efficiency ratio (1)	54.77%	54.83%
Total impaired loans	$19,696	$14,790
Net loan to deposit ratio	74.76%	86.25%
Allowance for credit losses to total loans	1.47%	1.54%
Total capital to risk weighted assets
Company	18.42%	17.54%
Bank	18.32%	17.31%
Tier 1 capital to risk-weighted assets
Company	17.18%	16.29%
Bank	17.07%	16.06%
Common equity tier 1 capital to risk-weighted assets
Company	15.68%	14.81%
Bank	17.07%	16.06%
Tier 1 capital to adjusted average assets (leverage)
Company	13.04%	13.01%
Bank	12.99%	12.90%

(1) Efficiency ratio is defined as total noninterest expense minus net cost on operation of OREO divided by net interest income before provision for credit losses plus total noninterest income minus loss on fair value of financial liability.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (dollars in thousands)
(unaudited)
	Six Months Ended June 30,
	2018	2017	Change $	Change %
Net income	$6,549	$4,263	$2,286	53.62%

TRUPs (1) fair value adjustment loss pretax	(661)	(601)
Reversal of provision for credit losses (2)	1,315	—
Gain on sale of Other Real Estate Owned (OREO) (3)	—	336
	654	(265)

Income tax effect (29%)	190	(77)
Non-core items net of taxes	464	(188)

Non-GAAP core net income	$6,085	$4,451	$1,634	36.71%

(1)	Trust Preferred Securities (“TRUPs”) Fair Value Adjustment is not part of Core Income and depending upon market rates, can “add to” or “subtract from” Core Income and mask Non-GAAP Core Income change.

(2)
A reversal of provision for credit losses is not part of Non-GAAP Core Income. This reversal from the allowance for credit losses was in excess of the required reserve. The recovery of provision for credit losses for $1,325,000 for the six months ended June 30, 2018, within the Consolidated Statements of Income, includes this reversal of provision for credit losses of $1,315,000 and a provision for overdrafts and unfunded loan commitments of $10,000.

(3)	Gain on sale of Other Real Estate Owned (OREO) is not part of Core Income.